Term Sheet	Term Sheet No. 008 to
(To Product Supplement No. 1 Dated September 29, 2009,	Registration Statement Nos. 333-162193 and 333-162193-01
Prospectus Supplement Dated September 29, 2009	Dated October 14, 2009
and Prospectus Dated September 29, 2009)	Rule 433

ABN AMRO BANK N.V. Reverse Exchangeable Securities fully and unconditionally guaranteed by ABN AMRO Holding N.V.
Issuer:	ABN AMRO Bank N.V.	Proposed Pricing Date:	October 27, 2009
Lead Agent:	RBS Securities Inc.	Proposed Settlement Date:	October 30, 2009
Offering Period:	October 13, 2009 – October 27, 2009	Determination Date:	April 27, 2010[1]
Issue Price:	100%	Maturity Date:	April 30, 2010
[1]Subject to certain adjustments as described in the accompanying Product Supplement
Underlying Fund	Target Index	Ticker	Annualized Coupon Rate[2]	Annualized Interest Rate	Annualized Put Premium	Knock-In Level	CUSIP
iShares MSCI Brazil Index Fund	MSCI Brazil Index	EWZ	11.25%	0.50%	10.75%	80%	00083JJT6
Financial Select Sector SPDR Fund	S&P Financial Select Sector Index	XLF	11.00%	0.50%	10.50%	80%	00083JJU3
[2]The Securities have a term of six months, so you will receive a pro rated amount of this per annum rate based on such six-month period.
Offerings:
This Term Sheet relates to two separate offerings of securities (“the Securities”). Each Security offered is linked to one, and only one, of the Underlying Funds. The Underlying Funds are set forth in the table above. You may participate in either of the two Securities offerings or, at your election, in both of the offerings. This Term Sheet does not, however, allow you to purchase a Security linked to a basket of some or both of the Underlying Funds described below.  Each Security has a term of six months.

Coupon Payment Dates:	Coupons on the Securities are payable monthly in arrears on the last day of each month starting on November 30, 2009 and ending on the maturity date.
Initial Price:	100% of the closing price of the applicable Underlying Fund on the Pricing Date, subject to adjustment as described in the accompanying Product Supplement.
Knock-In Level:	A percentage of the applicable initial price, as set forth in the table above.
Redemption Amount:	For each $1,000 face amount of Security, a number of shares of the applicable Underlying Fund linked to such Security equal to $1,000 divided by the applicable initial price.
Payment at Maturity:
The payment at maturity for each Security is based on the performance of the applicable Underlying Fund linked to such Security:
(i)      If the closing price of the applicable Underlying Fund has not fallen below the applicable knock-in level on any trading day from but not including the Pricing Date to and including the determination date, we will pay you the face amount of each Security in cash.
(ii)     If the closing price of the applicable Underlying Fund has fallen below the applicable knock-in level on any trading day from but not including the Pricing Date to and including the determination date:
(a)     we will deliver to you a number of the shares of the applicable Underlying Fund equal to the applicable redemption amount, in the event that the closing price of the applicable Underlying Fund on the determination date is below the applicable initial price; or
(b)     we will pay you the face amount of each Security in cash, in the event that the closing price of the applicable Underlying Fund on the determination date is at or above the applicable initial price.
If due to events beyond our reasonable control, as determined by us in our sole discretion, shares of the applicable Underlying Fund are not available for delivery at maturity we may pay you, in lieu of the applicable redemption amount, the cash value of the applicable redemption amount, determined by multiplying the applicable redemption amount by the closing price of the applicable Underlying Fund on the determination date.
Any payment at maturity is subject to the creditworthiness of ABN AMRO Bank N.V. and ABN AMRO Holding N.V., as guarantor.

Underlying Fund	Page Number	Principal Amount	Initial Price	Knock-In Price	Redemption Amount	Aggregate Agent’s Commission[3]	Aggregate Proceeds to Issuer
iShares MSCI Brazil Index Fund	16
Financial Select Sector SPDR Fund	17
[3]For all offerings, the agent will receive a commission of 1.75%. For additional information see “Plan of Distribution” in this Term Sheet
Investing in the Securities involves a number of risks. See “Risk Factors” beginning on page PS-9 of the accompanying Product Supplement No.1-I and “Risk Factors” beginning on page 9 of this Term Sheet.
The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency, nor are they obligations of, or guaranteed, by a bank. The Securities are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Securities, or determined if this Term Sheet or the accompanying Product Supplement, Prospectus Supplement or Prospectus are truthful or complete. Any representation to the contrary is a criminal offense.
The agents are not obligated to purchase the Securities but have agreed to use reasonable efforts to solicit offers to purchase the Securities. To the extent the full aggregate face amount of the Securities being offered by this Term Sheet is not purchased by investors in the offering, one or more of our affiliates may agree to purchase a part of the unsold portion, which may constitute up to 15% of the total aggregate face amount of the Securities, and to hold such Securities for investment purposes. See “Holdings of the Securities by Our Affiliates and Future Sales” under the heading “Risk Factors” and “Plan of Distribution (Conflicts of Interest)” in this Term Sheet. This Term Sheet and the accompanying Product Supplement, Prospectus Supplement and Prospectus may be used by our affiliates in connection with offers and sales of the Securities in market-making transactions.

PRICE: $1,000 PER SECURITY

Additional Terms Specific to the Securities:

Trustee:	Wilmington Trust Company	Securities Administrator:	Citibank, N.A.
Denomination:	$1,000	Settlement:	DTC, Book Entry, Transferable
Status:	Unsecured, unsubordinated obligations of the Issuer and fully and unconditionally guaranteed by the Issuer’s parent company, ABN AMRO Holding N.V.
Selling Restriction:	Sales in the European Union must comply with the Prospectus Directive

Where You Can Find More Information

ABN AMRO BANK N.V., or ABN AMRO, has filed a registration statement (including a Prospectus and Prospectus Supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this Term Sheet relates. Before you invest, you should read the Prospectus and Prospectus Supplement in that registration statement and other documents, including the applicable Product Supplement and Underlying Supplement, related to this offering that ABN AMRO has filed with the SEC for more complete information about ABN AMRO and the offering of the Securities.

You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, ABN AMRO, any underwriter or any dealer participating in the offering will arrange to send you the Prospectus, Prospectus Supplement, Product Supplement No. 1-I, and Underlying Supplement No. 2, if you request by calling toll free (866) 747-4332.

You should read this Term Sheet together with the Prospectus dated September 29, 2009, as supplemented by the Prospectus Supplement dated September 29, 2009 relating to our ABN NotesSM of which these Securities are a part, and the more detailed information contained in Product Supplement No. 1-I dated September 29, 2009. Addition information about the applicable Target Index can be found in Underlying Supplement No. 2 dated October 9, 2009. This Term Sheet, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying Product Supplement No. 1-I, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Supplement No. 2 dated October 9, 2009:
http://www.sec.gov/Archives/edgar/data/897878/000095010309002637/crty_underlying-supp.pdf

•	Product Supplement No. 1-I dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/897878/000095010309002437/crt_productsupp.pdf

•	Prospectus Supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/897878/000095010309002432/crt_prosupp2009.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/897878/000095010309002429/crt_basepro.pdf

You should also read the prospectus for the applicable Underlying Fund on file at the SEC website, which we are conveying to you via the hyperlinks below. The contents of the prospectus for the applicable Underlying Fund, and any documents incorporated by reference therein, are not incorporated by reference in this Term Sheet or in any way made a part hereof:

•	iShares MSCI Brazil Index Fund:
http://www.sec.gov/Archives/edgar/data/930667/000119312509008387/d497.txt

•	Financial Select Sector SPDR Fund:
http://www.sec.gov/Archives/edgar/data/1064641/000095013509000501/b73472a1e485bpos.txt

Our Central Index Key, or CIK, on the SEC website is 897878. As used in this Term Sheet, the “Company,” “we,” “us” or “our” refers to ABN AMRO Bank N.V.

These Securities may not be offered or sold (i) to any person/entity listed on sanctions lists of the European Union, United States or any other applicable local competent authority; (ii) within the territory of Cuba, Sudan, Iran and Myanmar; (iii) to residents of Cuba, Sudan, Iran or Myanmar; or (iv) to Cuban Nationals, wherever located.

We reserve the right to withdraw, cancel or modify any offering of the Securities and to reject orders in whole or in part prior to their issuance.

SUMMARY

This Term Sheet relates to two separate offerings of Securities. Each Security offered is linked to one, and only one, of the Underlying Funds described on the cover page. The purchaser of any offering will acquire a Security linked to only one of the Underlying Funds not to a basket or index of both of the Underlying Funds. You may participate in either of the offerings or, at your election, in both of the offerings.

The following summary does not contain all the information that may be important to you. You should read this summary together with the more detailed information that is contained in Product Supplement No. 1-I and in the accompanying Prospectus and Prospectus Supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the Product Supplement No. 1-I, which are summarized on page 9 of this Term Sheet. In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Securities.

What are the Securities?

The Securities are non-principal protected securities issued by us, ABN AMRO Bank N.V., and are fully and unconditionally guaranteed by our parent company, ABN AMRO Holding N.V. The Securities will pay periodic cash payments at a fixed rate. We refer to the payments as the coupon or coupon payments and the fixed rate as the coupon rate. The Securities are senior notes of ABN AMRO Bank N.V. These Securities combine certain features of debt and equity by offering a fixed coupon rate on the face amount while the payment at maturity is determined based on the performance of the applicable exchange-traded fund, each of which we refer to as the Underlying Fund. Therefore your principal is at risk but you have no opportunity to participate in any appreciation of the applicable Underlying Fund.

Any payment on the Securities is subject to the creditworthiness of ABN AMRO Bank N.V. and ABN AMRO Holding N.V. as guarantor.

What will I receive at maturity of the Securities?

The payment at maturity of the Securities will depend on (i) whether or not the closing price of the applicable Underlying Fund to which it is linked fell below the applicable knock-in level on any trading day from but not including the pricing date to and including the determination date (such period, the “knock-in period”), and if so, (ii) the closing price of the applicable Underlying Fund on the determination date. Except in certain circumstances described under “Description of Securities — Closing Price” in the accompanying Product Supplement, we will usually determine the closing price for any listed shares of the applicable Underlying Fund by reference to the last reported sale price, during regular trading hours (or if listed on The NASDAQ Stock Market LLC, the official closing price), on the primary U.S. securities exchange on which shares of the applicable Underlying Fund are traded.

•
If the closing price per share of the applicable Underlying Fund has not fallen below the applicable knock-in level on any trading day during the knock-in period, we will pay you the face amount of each Security in cash.

•	If the closing price per share of the applicable Underlying Fund has fallen below the applicable knock-in level on any trading day during the knock-in period, we will either:

•
deliver to you the applicable redemption amount, in exchange for each Security, in the event that the closing price of the applicable Underlying Fund on the determination date is below the applicable closing price on the pricing date (subject to adjustment), which we refer to as the initial price of such Underlying Fund (the market value of the applicable redemption amount on the determination date will always be less than the face amount of $1,000 per Security); or

•	pay you the face amount of each Security in cash, in the event that the closing price of the applicable Underlying Fund is at or above the applicable initial price on the determination date.

If due to events beyond our reasonable control, as determined by us in our sole discretion, shares of the applicable Underlying Fund are not available for delivery at maturity we may pay you, in lieu of the applicable redemption amount, the cash value of the applicable redemption amount, determined by multiplying the applicable redemption amount by the closing price of the applicable Underlying Fund on the determination date.

The “redemption amount” is equal to $1,000 divided by the applicable initial price of the applicable Underlying Fund. The applicable initial price and consequently the applicable redemption amount may be adjusted for certain corporate events, such as a stock split, affecting the applicable Underlying Fund.

The payment at maturity is further subject to adjustment in certain circumstances, such as a stock split, which we describe in “Description of Securities — Adjustment Events” in the accompanying Product Supplement No. 1-I.

Any payment at maturity is subject to the creditworthiness of ABN AMRO Bank N.V. and ABN AMRO Holding N.V., as guarantor.

Why is the coupon rate on the Securities higher than the interest rate payable on your conventional debt securities with the same maturity?

The Securities offer a higher coupon rate than the yield that would be payable on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating because you, the investor in the Securities, indirectly sell a put option to us on the shares of the applicable Underlying Fund. The premium due to you for this put option is combined with a market interest rate on our senior debt to produce the higher coupon rate on the Securities. As explained below under “What are the consequences of the indirect put option that I have sold you?” you are being paid the premium for taking the risk that you may receive shares of the applicable Underlying Fund with a market value less than the face amount of your Securities at maturity, which would mean that you would lose some or all of your initial principal investment.

What are the consequences of the indirect put option that I have sold you?

The put option you indirectly sell to us creates the feature of exchangeability. This feature could result in the delivery of shares of the applicable Underlying Fund to you, at maturity, with a market value which is less than the face amount of $1,000 per Security. If the closing price of the applicable Underlying Fund falls below the applicable knock-in level on any trading day during the knock-in period, and on the determination date the closing price of the Underlying Fund is less than the applicable initial price, you will receive the applicable redemption amount. The market value of the shares of the applicable Underlying Fund on the determination date will be less than the face amount of the Securities and could be zero. Therefore you are not guaranteed to receive any return of principal at maturity. If the price of the applicable Underlying Fund rises above the applicable initial price you will not participate in any appreciation in the price of the applicable Underlying Fund.

How is the redemption amount determined?

The redemption amount for each $1,000 face amount of any Security is equal to $1,000 divided by the applicable initial price of the Underlying Fund linked to such Security. Since shares of an Underlying Fund are held in book entry form, no stock certificates are issued. Accordingly, any shares of an Underlying Fund which are delivered to you at maturity will be delivered in book entry form and will include any fractional shares you are entitled to receive, after aggregating your total holdings of the Securities linked to the applicable Underlying Fund based on the closing price of the applicable Underlying Fund on the determination date.

Do I get all of my principal back at maturity?

You are not guaranteed to receive any return of principal at maturity. If the closing price of the applicable Underlying Fund falls below the applicable knock-in level on any trading day during the knock- in period, and the closing price of the applicable Underlying Fund is below the applicable initial price on the determination date, we will deliver to you shares of the Underlying Fund. The market value of the shares of the Underlying Fund on the determination date will be less than the face amount of the Securities and could be zero. Accordingly, you may lose some or all of your initial principal investment in the Securities.

What coupon payments can I expect on the Securities?

The coupon rate is fixed at issue and is payable in cash on each coupon payment date, irrespective of whether the Securities are redeemed at maturity for cash or shares.

Any coupon payment is subject to the creditworthiness of ABN AMRO Bank N.V. and ABN AMRO Holding N.V. as guarantor.

Can you give me an example of the payment at maturity?

If, for example, in a hypothetical offering, the coupon rate was 10% per annum, the initial price of the Underlying Fund was $45.00 per share and the applicable knock-in level for such offering was 80%, then the redemption amount would be 22.222 shares of the Underlying Fund, or $1,000 divided by $45.00, and the knock-in level would be $36.00, or 80% of the applicable initial price.

If the closing price of the hypothetical Underlying Fund fell below the knock-in level of $36.00 on any trading day during the knock-in period, then the payment at maturity would depend on the closing price of the Underlying Fund on the determination date. In this case, if the closing price of the Underlying Fund on the determination date is $30.00 per share, which is below the initial price, you would receive 22.222 shares of the Underlying Fund for each $1,000 face amount of the Securities. In addition, over the term of the Securities you would have received coupon payments at a rate of 10% per annum. In this hypothetical example, the market value of those 22.222 shares of the Underlying Fund that we would deliver to you at maturity for each $1,000 face amount of Security would be $666.66, which is less than the face amount of $1,000, and you would have lost a portion of your initial investment. If, on the other hand, the closing price of the Underlying Fund on the determination date is $50.00 per share, which is above the initial price, you will receive $1,000 in cash for each $1,000 face amount of the Securities regardless of the knock-in level having been breached. In addition, over the term of the Securities you would have received coupon payments at a rate of 10% per annum. Alternatively, if the closing price of the Underlying Fund never falls below $36.00, which is the applicable knock-in level, on any trading day during the knock-in period, at maturity you will receive $1,000 in cash for each Security you hold regardless of the closing price of the Underlying Fund on the determination date. In addition, over the term of the Securities you would have received coupon payments at a rate of 10% per annum.

This example is for illustrative purposes only and is based on a hypothetical offering. It is not possible to predict the closing price of any Underlying Fund on the determination date or at any time during the term of the Securities. For each offering, we will set the initial price, knock-in level and redemption amount on the Pricing Date.

In this Term Sheet, we have also provided under the heading “Hypothetical Sensitivity Analysis of Total Return of the Securities at Maturity” the total return of owning the Securities through maturity for various closing prices of an Underlying Fund on the determination date.

Do I benefit from any appreciation in the Underlying Fund over the term of the Securities?

No. The amount paid at maturity for each $1,000 face amount of the Securities will never exceed $1,000.

What is the minimum required purchase?

You may purchase Securities in minimum denominations of $1,000 or in integral multiples thereof.

Is there a secondary market for Securities?

The Securities will not be listed on any securities exchange. Accordingly, there may be little or no secondary market for the Securities and, as such, information regarding independent market pricing for the Securities may be extremely limited. You should be willing to hold your Securities until the maturity date.

Although it is not required to do so, we have been informed by our affiliate that when this offering is complete, it intends to make purchases and sales of the Securities from time to time in off-exchange transactions. If our affiliate does make such a market in the Securities, it may stop doing so at any time.

In connection with any secondary market activity in the Securities, our affiliate may post indicative prices for the Securities on a designated website or via Bloomberg. However, our affiliate is not required to post such indicative prices and may stop doing so at any time. Investors are advised that any prices shown on any website or Bloomberg page are indicative prices only and, as such, there can be no assurance that any trade could be executed at such prices. Investors should contact their brokerage firm for further information.

In addition, the issue price of the Securities includes the selling agents’ commissions paid with respect to the Securities and the cost of hedging our obligations under the Securities. The cost of hedging includes the profit component that our affiliate has charged in consideration for assuming the risks inherent in managing the hedging the transactions. The fact that the issue price of the Securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the Securities. See “Risk Factors — The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices” and “Use of Proceeds” in the accompanying Product Supplement No. 1-I.

What is the relationship between ABN Amro Bank N.V., ABN Amro Holding N.V. and RBS Securities Inc.?

RBS Securities Inc., which we refer to as RBSSI, is an affiliate of ABN AMRO Bank N.V. and ABN AMRO Holding N.V. RBSSI will act as calculation agent for the Securities, and is acting as agent for each offering. RBSSI will conduct each offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate. See “Risk Factors — Potential Conflicts of Interest between Holders of Securities and the Calculation Agent” and “Plan of Distribution (Conflicts of Interest)” in the accompanying Product Supplement No. 1-I.

Where can I find out more about the Underlying Fund?

Because each Underlying Fund is registered under the Securities Exchange Act of 1934, as amended, and under the Investment Company Act of 1940, as amended, each Underlying Fund is required to file periodically certain financial and other information specified by the Commission which is available to the public. You should read “Public Information Regarding the Underlying Fund” in this Term Sheet to learn how to obtain public information regarding the Underlying Fund and other important information. The historical highest intra-day price, lowest intra-day price and last day closing price of the Underlying Fund are set forth under the heading “Public Information Regarding the Underlying Fund” in this Term Sheet.

What if I have more questions?

You should read “Description of Securities” in the accompanying Product Supplement No. 1-I for a detailed description of the terms of the Securities. ABN AMRO has filed a registration statement (including a Prospectus and Prospectus Supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and Prospectus Supplement in that registration statement and other documents ABN AMRO has filed with the SEC for more complete information about ABN AMRO and the offering of the Securities. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, ABN AMRO, any underwriter or any dealer participating in the offering will arrange to send you the Prospectus and Prospectus Supplement if you request it by calling toll free (866) 747-4332.

RISK FACTORS

You should carefully consider the risks of the Securities to which this Term Sheet relates and whether these Securities are suited to your particular circumstances before deciding to purchase them. It is important that prior to investing in these Securities you read the Product Supplement No. 1-I and Underlying Supplement No. 2 related to such Securities and the accompanying Prospectus and Prospectus Supplement to understand the actual terms of and the risks associated with the Securities. In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Securities.

Credit Risk

The Securities are issued by ABN AMRO and guaranteed by ABN AMRO Holding N.V., ABN AMRO’s parent company. As a result, investors in the Securities assume the credit risk of ABN AMRO and that of ABN AMRO Holding N.V. in the event that ABN AMRO defaults on its obligations under the Securities. Any obligations or Securities sold, offered, or recommended are not deposits of ABN AMRO and are not endorsed or guaranteed by any bank or thrift, nor are they insured by the FDIC or any governmental agency. The Securities are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Principal Risk

The Securities are not ordinary debt securities: they are not principal protected. In addition, if the closing price of the applicable Underlying Fund falls below the applicable knock-in level on any trading day during the knock-in period, investors in the Securities will be exposed to any decline in the price of the applicable Underlying Fund below the closing price of the applicable Underlying Fund on the date the Securities were priced. Accordingly, you may lose some or all of your initial principal investment in the Securities.

Limited Return

The amount payable under the Securities will never exceed the original face amount of the Securities plus the applicable aggregate fixed coupon payment investors earn during the term of the Securities. This means that you will not benefit from any price appreciation in the applicable Underlying Fund, nor will you receive dividends paid on the stocks that comprise the applicable Underlying Fund, if any. Accordingly, you will never receive at maturity an amount greater than a predetermined amount per Security, regardless of how much the price of the applicable Underlying Fund may increase during the term of the Securities or on the determination date. The return on a Security may be significantly less than the return on a direct investment in the shares of the applicable Underlying Fund to which the Security is linked during the term of the Security.

Liquidity Risk

The Securities will not be listed on any securities exchange. Accordingly, there may be little or no secondary market for the Securities and information regarding independent market pricing of the Securities may be very limited or non-existent. The value of the Securities in the secondary market, if any, will be subject to many unpredictable factors, including then prevailing market conditions.

It is important to note that many factors will contribute to the secondary market value of the Securities, and you may not receive your full principal back if the Securities are sold prior to maturity. Such factors include, but are not limited to, time to maturity, the price of the applicable Underlying Fund, volatility and interest rates.

In addition, the price, if any, at which we or another party are willing to purchase Securities in secondary market transactions will likely be lower than the issue price, since the issue price included, and secondary market prices are likely to exclude, commissions, discounts or mark-ups paid with respect to the Securities, as well as the cost of hedging our obligations under the Securities.

Holdings of the Securities by Our Affiliates and Future Sales

Certain of our affiliates may agree to purchase for investment the portion of the Securities that has not been purchased by investors in a particular offering of Securities, which initially they intend to hold for investment purposes. As a result, upon completion of such an offering, our affiliates may own up to 15% of the aggregate face amount of the Securities. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests. For example, our affiliates may attempt to sell the Securities that they had been holding for investment purposes at the same time that you attempt to sell your Securities, which could depress the price, if any, at which you can sell your Securities. Moreover, the liquidity of the market for the Securities, if any, could be substantially reduced as a result of our affiliates holding the Securities. In addition, our affiliates could have substantial influence over any matter subject to consent of the security holders.

Potential Conflicts of Interest

We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. We and our affiliates may carry out hedging activities that minimize our risks related to the Securities, including trading in the shares of any Underlying Fund. In particular, on or prior to the date of this Term Sheet, we, through our affiliates, may have hedged our anticipated exposure in connection with the Securities by taking positions in the shares of the Underlying Funds, options contracts on shares of the Underlying Funds listed on major securities markets, and/or other instruments that we deemed appropriate in connection with such hedging. Our purchase activity, however, could potentially have increased the initial price of the applicable Underlying Fund, and therefore increased the applicable knock-in level, below which we would be required to deliver to you at maturity shares of the Underlying Fund, which, in turn, would have a value less than the face amount of your Securities.

No Affiliation with any Underlying Fund or any Issuers of the Stocks Comprising any Underlying Fund

Any Underlying Fund and the issuers of the stocks comprising such Underlying Fund are not affiliates of ours and are not involved with this offering in any way. The obligations represented by the Securities are our obligations, not those of any Underlying Fund or the issuers of the stocks comprising such Underlying Funds. Investing in the Securities is not equivalent to investing in an Underlying Fund.

Neither we nor Holding nor any of our affiliates have any affiliation with any Underlying Fund, and are not responsible for any Underlying Fund’s public disclosure of information, whether contained in SEC filings or otherwise.

There Are Risks Associated With the Applicable Underlying Fund

The applicable Underlying Fund is subject to management risk, which is the risk that the investment strategy of the applicable Underlying Fund’s investment advisor, the implementation of which is subject to a number of constraints, may not produce the intended results. See the information about the applicable Target Index included in Underlying Supplement No. 2 for additional information.

The Applicable Underlying Fund May Not Always be Able Exactly to Replicate the Performance of the Applicable Target Index

It is possible that, for a short period, the applicable Underlying Fund may not fully replicate the performance of the applicable Target Index due to the temporary unavailability of certain index securities in the secondary market or due to other extraordinary circumstances. In addition, the applicable Underlying Fund is not able to replicate exactly the performance of the applicable Target Index because the applicable Target Index is a theoretical calculation while the applicable Underlying Fund is an actual portfolio of stocks. Accordingly, the total return generated by the applicable Underlying Fund is reduced by its expenses and transaction costs incurred in adjusting the actual balance of the applicable

Underlying Fund. This may adversely affect the value of the Securities and the return, if any, on the Securities.

Uncertain Tax Treatment

You should review carefully the section of the accompanying Product Supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the Securities are unclear, we believe that it is reasonable to treat a Security for U.S. federal income tax purposes as a put option (the “Put Option”), written by you to us with respect to the shares of the Underlying Fund, secured by a cash deposit equal to the face amount of the Security (the “Deposit”). Under this treatment, less than the full amount of each coupon payment will be attributable to the interest on the Deposit, and the excess of each coupon payment over the portion of the coupon payment attributable to the interest on the Deposit will represent a portion of the option premium attributable to your grant of the Put Option (the “Put Premium,” and collectively for all coupon payments received, “Put Premiums”). Interest on the Deposit generally will be treated as ordinary income on indebtedness while the Put Premium will not be taken into account prior to sale, exchange or maturity of the Securities. The cover of the Term Sheet reflects our determination of the rate of interest paid on the Deposit and the amount of the Put Premiums.

Due to the absence of authorities that directly address instruments that are similar to the Securities, significant aspects of the U.S. federal income tax consequences of an investment in the Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”), and the IRS or a court might not agree with the tax treatment described in this Term Sheet and the accompanying Product Supplement. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of the ownership and disposition of the Securities could be affected materially and adversely.

In December 2007, the Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the Securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the Securities (including possible alternative treatments and the issues presented by the December 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Reverse Exchangeable is a Service Mark of ABN AMRO Bank N.V.

Hypothetical Sensitivity Analysis of Total Return of the Securities at Maturity

The following tables set out the total return to maturity of a Security, based on the assumptions outlined below and several variables, which include (a) whether the closing price of the Underlying Fund has fallen below the knock-in level on any trading day during the knock-in period and (b) several hypothetical closing prices for the Underlying Fund on the determination date. The information in the tables is based on hypothetical market values for the Underlying Fund. We cannot predict the market price or the closing price of the Underlying Fund on the determination date or at any time during the term of the Securities. The assumptions expressed below are for illustrative purposes only and the returns set forth in the table may or may not be the actual rates applicable to a purchaser of the Securities.

Assumptions
Initial Price:	$80.00
Knock-In Level:	$64.00 (80% of the initial price)
Annual Coupon on the Securities:	11.00% per annum or 5.50% over the life of the securities
Term of the Securities:	6 months
Exchange Factor:	1.0 (we have assumed that no Market Disruption Event occurs and the Calculation Agent does not need to adjust the Exchange Factor for any adjustment event during the term of the Securities).

Payment at maturity if the closing price of the Underlying Fund falls below the knock-in level on any trading day during the knock-in period:

Assumed Underlying Fund closing price on determination date	Value of Payment at Maturity(a)	Six Monthly Coupon Payments(c)	Total Return(b)
			$	%
$80.00 or above	$1,000.00	$55.00	$1,055.00	5.50%
$78.00	$ 975.00	$55.00	$1,030.00	3.00%
$74.40	$ 930.00	$55.00	$ 985.00	-1.50%
$72.80	$ 910.00	$55.00	$ 965.00	-3.50%
$65.52	$ 819.00	$55.00	$ 874.00	-12.60%
$57.66	$ 720.75	$55.00	$ 775.75	-22.43%
$46.13	$ 576.63	$55.00	$ 631.63	-36.84%
$32.29	$ 403.63	$55.00	$ 458.63	-54.14%
$16.15	$ 201.88	$55.00	$ 256.88	-74.31%
$ 8.08	$ 101.00	$55.00	$ 156.00	-84.40%
$ 0.00	$ 0.00	$55.00	$ 55.00	-94.50%

Payment at maturity if the closing price of the Underlying Fund never falls below the knock-in level on any trading day during the knock-in period:

Assumed Underlying Fund closing price on determination date	Value of Payment at Maturity(d)	Six Monthly Coupon Payments(c)	Total Return(b)
			$	%
$80.00 or above	$1,000.00	$55.00	$1,055.00	5.50%
$72.00	$1,000.00	$55.00	$1,055.00	5.50%
$68.40	$1,000.00	$55.00	$1,055.00	5.50%
$64.00	$1,000.00	$55.00	$1,055.00	5.50%

(a)
Based on the assumptions set forth above, if the closing price of the Underlying Fund falls below $64.00 on any trading day during the knock-in period and, in addition, the closing price of the Underlying Fund is less than $80.00 on the determination date, the payment at maturity will be made in shares of the Underlying Fund. For determining the value of the payment at maturity, we have assumed that the closing price of the Underlying Fund will be the same on the maturity date as on the determination date.

(b)
The total return presented is exclusive of any tax consequences of owning the Securities. You should consult your tax advisor regarding whether owning the Securities is appropriate for your tax situation. See the sections titled “Risk Factors” in this Term Sheet and the accompanying Product Supplement No. 1-I and “United States Federal Taxation” and “Taxation in the Netherlands” in the accompanying Prospectus Supplement.

(c)
Coupons on the Securities will be computed on the basis of a 360-day year of twelve 30-day months or, in the case of an incomplete month, the number of actual days elapsed. Accordingly, depending on the number of days in any monthly coupon payment period, the coupon payable in such period and, consequently, the total coupons payable over the term of the Securities, may be less than the amount reflected in this column.

(d)
Based on the assumptions set forth above, if the closing price of the Underlying Fund never falls below $64.00 on any trading day during the knock-in period, the payment at maturity will be made in cash.

PUBLIC INFORMATION REGARDING THE UNDERLYING FUNDS

Each Underlying Fund is registered under the Securities Exchange Act of 1934, as amended, and under the Investment Company Act of 1940, as amended, and each Underlying Fund is required to file periodically certain financial and other information specified by the Commission which is available to the public. Information provided to or filed with the Commission by the Underlying Fund can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information about the Public Reference Room. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission’s website is http://www.sec.gov. Information provided to or filed with the Commission by each Underlying Fund pursuant to the Securities Act of 1933, as amended, and the Investment Company Act can be located by reference to the applicable Commission file numbers provided in the information below.

In addition, information regarding each Underlying Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such reports.

This Term Sheet relates only to the Securities offered by us and does not relate to any Underlying Fund. We will derive all disclosures contained in this Term Sheet regarding the Underlying Fund from the publicly available documents described above. Neither we nor Holding nor the agents have participated in the preparation of such documents or made any due diligence inquiry with respect to the Underlying Fund in connection with the offering of the Securities. Neither we nor Holding nor the agents make any representation that such publicly available documents or any other publicly available information regarding the Underlying Fund are accurate or complete. Furthermore, neither we nor Holding can give any assurance that all events occurring prior to the date of this Term Sheet (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the applicable Underlying Fund (and therefore the applicable initial price, knock-in level and redemption amount) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning any Underlying Fund could affect the value you will receive on the maturity date with respect to the Securities and therefore the trading prices of the applicable Securities. Neither we nor Holding nor any of our affiliates have any obligation to disclose any information about any Underlying Fund after the date of this Term Sheet.

Neither we nor Holding nor any of our affiliates makes any representation to you as to the performance of any Underlying Fund. We and/or our affiliates may presently or from time to time engage in business with any Underlying Fund, including extending loans to, or making equity investments in, or providing advisory services to any Underlying Fund. In the course of such business, we and/or our affiliates may acquire non-public information with respect to any Underlying Fund and, in addition, one or more of our affiliates may publish research reports with respect to any Underlying Fund. The statement in the preceding sentence is not intended to affect the rights of holders of the Securities under the securities laws. As a prospective purchaser of a Security, you should undertake such independent investigation of the applicable Underlying Fund as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.

Financial Select Sector SPDR Fund

The Underlying Fund is The Financial Select Sector SPDR® Fund. The Underlying Fund is an exchange traded index fund that seeks investment results that, before expenses, generally correspond to the price and yield performance of the Financial Select Sector Index, which we refer to as the Underlying Index. There is no assurance that the price and yield performance of the Underlying Index can be fully matched.

The Underlying Index is one of nine Select Sector Indices that collectively represent all of the companies in the S&P 500 Index. The Underlying Index is compiled by the Index Compilation Agent, Merrill Lynch Pierce Fenner & Smith, which assigns certain constituent stocks of the S&P 500 to the Underlying Index. The Underlying Fund holds a portfolio of all of the equity securities that comprise the Underlying Index. These are the equity securities of companies from the following industries: diversified financial services, insurance, commercial banks, capital markets, thrift & mortgage finance, real estate and consumer finance.

The Underlying Fund is called an exchange traded fund because its shares trade on the New York Stock Exchange Arca, which we refer to as NYSE Arca, like other equity securities. The price quotation from market information services for the ticker symbol "XLF" is the price of one share of the Underlying Fund. The shares of the Underlying Fund trade on the NYSE Arca at market prices that may differ to some degree from the net asset value of the Underlying Fund shares.

‘‘Standard & Poor’s®’’, ‘‘S&P®’’, "Standard & Poor’s 500 Composite Stock Price Index®", ‘‘S&P 500 Index®’’, ‘‘Standard & Poor’s 500®’’, ‘‘Standard & Poor’s Depositary Receipts®’’ and ‘‘SPDRs®’’ are trademarks of The McGraw-Hill Companies, Inc. State Street Global Markets, LLC is permitted to use these trademarks pursuant to a License Agreement with Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and SPDR Trust, Series 1, is permitted to use these trademarks pursuant to a sublicense from State Street Global Markets, LLC. SPDR Trust, Series 1 is not, however, sponsored by or affiliated with Standard & Poor’s or The McGraw-Hill Companies, Inc. These trademarks and service marks have been licensed for use for certain purposes by ABN AMRO Bank N.V. The Securities have not been passed on by any of the foregoing entities. The Securities are not sponsored, endorsed, sold or promoted by any of the foregoing entities and none of the above makes any warranties or bears any liability with respect to the Securities.

iShares MSCI Brazil Index Fund

The Underlying Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the Brazilian market, as measured by the MSCI Brazil Index. The Underlying Fund will generally invest at least 95% of its assets in the securities of the Underlying Index and in American Depositary Receipts ("ADRs") based on securities in the Underlying Index. It will at all times invest at least 80% of its assets in the securities included in the Underlying Index and ADRs based on securities in the Underlying Index. The Underlying Fund may invest its other assets in other securities, including securities not in the Underlying Index, futures contracts, options on futures contracts, other types of options and swaps related to the Underlying Index as well as cash and cash equivalents, including shares of money market funds advised by BGFA or its affiliates.

The MSCI Brazil Index was developed by Morgan Stanley Capital International Inc. (“MSCI”) as an equity benchmark for stock performance in Brazil and is designed to measure the equity market performance in Brazil.

IShares is a registered mark of Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to ABN AMRO Bank N.V. The securities are not sponsored, endorsed, sold or promoted by BGI. BGI makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

HISTORICAL INFORMATION

Financial Select Sector SPDR Fund

The shares of the Financial Select Sector SPDR Fund are traded on the NYSE Arca under the symbol “XLF”. The following table sets forth the published quarterly highest intra-day price, lowest intra-day price and last day closing price of Financial Select Sector SPDR Fund since the first quarter of 2004. The closing price for each share of common stock on October 9, 2009 was $15.24.

Period	High Intra-day Price	Low Intra-day Price	Last Day Closing Price
2004 First Quarter	$30.61	$28.00	$29.44
Second Quarter	$29.95	$26.82	$28.58
Third Quarter	$29.50	$27.26	$28.49
Fourth Quarter	$30.71	$27.20	$30.55
2006 First Quarter	$30.78	$28.10	$28.42
Second Quarter	$29.82	$27.39	$29.47
Third Quarter	$30.39	$28.70	$29.50
Fourth Quarter	$32.60	$28.43	$31.69
2007 First Quarter	$33.32	$31.28	$32.54
Second Quarter	$34.21	$31.18	$32.30
Third Quarter	$34.99	$31.44	$34.68
Fourth Quarter	$37.14	$34.41	$36.74
2008 First Quarter	$37.99	$34.19	$35.52
Second Quarter	$38.15	$35.12	$36.02
Third Quarter	$36.92	$31.52	$34.20
Fourth Quarter	$35.97	$28.10	$28.98
2008 First Quarter	$29.93	$22.29	$24.85
Second Quarter	$28.16	$20.06	$20.20
Third Quarter	$24.29	$16.78	$19.96
Fourth Quarter	$20.65	$ 8.68	$12.62
2009 First Quarter	$12.82	$ 5.88	$ 8.81
Second Quarter	$13.08	$ 8.54	$11.97
Third Quarter	$15.43	$10.83	$14.94
Fourth Quarter (through October 9, 2009)	$15.28	$13.97	$15.24

iShares MSCI Brazil Index Fund

The shares of the iShares MSCI Brazil Index Fund are traded on the NYSE Arca under the symbol “EWZ”. The following table sets forth the published quarterly highest intra-day price, lowest intra-day price and last day closing price of iShares MSCI Brazil Index Fund since the first quarter of 2004. The closing price for each share of common stock on October 9, 2009 was $72.12.

Period	High Intra-day Price	Low Intra-day Price	Last Day Closing Price
2004 First Quarter	$ 18.51	$14.81	$16.60
Second Quarter	$ 17.12	$12.07	$14.50
Third Quarter	$ 18.35	$14.45	$18.32
Fourth Quarter	$ 22.01	$17.72	$21.97
2005 First Quarter	$ 25.65	$19.59	$22.55
Second Quarter	$ 24.85	$20.74	$24.45
Third Quarter	$ 33.04	$23.19	$32.87
Fourth Quarter	$ 35.55	$28.44	$32.87
2006 First Quarter	$ 42.63	$33.42	$39.38
Second Quarter	$ 46.37	$31.25	$38.63
Third Quarter	$ 40.59	$34.54	$37.97
Fourth Quarter	$ 46.42	$37.56	$46.15
2007 First Quarter	$ 49.41	$41.52	$48.61
Second Quarter	$ 62.62	$48.29	$60.65
Third Quarter	$ 73.86	$46.08	$73.24
Fourth Quarter	$ 86.65	$70.19	$80.20
2008 First Quarter	$ 88.21	$63.60	$76.55
Second Quarter	$101.56	$77.00	$89.03
Third Quarter	$ 88.41	$48.36	$56.22
Fourth Quarter	$ 56.28	$26.47	$34.90
2009 First Quarter	$ 41.03	$31.15	$37.67
Second Quarter	$ 58.62	$37.24	$52.97
Third Quarter	$ 68.50	$48.03	$67.67
Fourth Quarter (through October 9, 2009)	$ 72.31	$65.08	$72.12

We obtained the prices listed in the tables above from Bloomberg Financial Markets without independent verification. You should not take the historical prices of any Underlying Fund as an indication of future performance. Neither we nor Holding can give any assurance that the price of any Underlying Fund will not decrease, such that we will deliver shares of the applicable Underlying Fund at maturity.

Neither we nor ABN AMRO Holding N.V. make any representation as to the amount of dividends, if any, that any Underlying Fund will pay in the future. In any event, as a holder of a Security, you will not be entitled to receive dividends, if any, that may be payable on shares of any Underlying Fund.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed RBS Securities Inc. (“RBSSI”) as agent for any offering of the Securities. RBSSI has agreed to use reasonable efforts to solicit offers to purchase the Securities. We will pay RBSSI, in connection with sales of the Securities resulting from a solicitation such agent made or an offer to purchase such agent received, a commission of 1.75% of the initial offering price of the Securities. RBSSI has informed us that, as part of its distribution of the Securities, it intends to reoffer the Securities to other dealers who will sell the Securities. Each such dealer engaged by RBSSI, or further engaged by a dealer to whom RBSSI reoffers the Securities, will purchase the Securities at an agreed discount to the initial offering price of the Securities. RBSSI has informed us that such discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the Securities at the same discount. You can find a general description of the commission rates payable to the agents under “Plan of Distribution” in the accompanying Product Supplement No. 1-I.

RBSSI is an affiliate of ours and ABN AMRO Holding N.V. RBSSI will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, which is commonly referred to as FINRA, regarding a FINRA member firm’s distributing the securities of an affiliate. Following the initial distribution of any of these Securities, RBSSI may offer and sell those Securities in the course of its business as a broker-dealer. RBSSI may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. RBSSI may use this Term Sheet and the accompanying Prospectus, Prospectus Supplement and Product Supplement No. 1 in connection with any of those transactions. RBSSI is not obligated to make a market in any of these Securities and may discontinue any market-making activities at any time without notice.

RBSSI or an affiliate of RBSSI will enter into one or more hedging transactions with us in connection with this offering of Securities. See “Use of Proceeds” in the accompanying Product Supplement No. 1-I.

To the extent that the total aggregate face amount of the Securities being offered by this Term Sheet is not purchased by investors in the offering, one or more of our affiliates has agreed to purchase the unsold portion, and to hold such Securities for investment purposes. See “Holdings of the Securities by our Affiliates and Future Sales” under the heading “Risk Factors” in this Term Sheet.